EXHIBIT 99.1

Rome Bancorp Reports Record High Annual Earnings Per Share and Declaration of Quarterly Dividend

ROME, N.Y., Jan. 28, 2009 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the year and three month period ended December 31, 2008 (unaudited).

Net income for the Company for the twelve month period ended December 31, 2008 was $2.9 million, or $0.42 per diluted share, compared to $3.1 million or $0.39 per diluted share for 2007. This marks a record high annual earnings per share figure for the Company since its inception in 1999. Earnings for the year were impacted by a decrease in net-interest income before provision for loan losses of $54,000, an increase in the provision for loan losses of $250,000 and a decrease in non-interest income of $219,000. Partially offsetting these items was a decrease in the non-interest expense of $162,000 and a decrease in income tax expense of $212,000. Diluted earnings per share were positively impacted by a decrease in outstanding diluted shares to 6,963,705 for 2008 from 7,790,794 in 2007 resulting from the Company's 2007 and 2008 stock repurchase programs.

Interest income for the twelve months ended December 31, 2008 remained stable, increasing by $35,000 from the previous year due to growth in the average balances of earning assets, partially offset by a decrease in yields on those assets. The average balance of earning assets increased to $297.4 million in 2008 from $277.9 million in the previous year while the yields earned on these assets decreased to 6.05% in 2008 from 6.47% in 2007. Interest expense increased by $89,000 to $4.9 million in 2008 compared to $4.8 million in the previous year. Interest expense on borrowings increased by $239,000 over 2007 levels. Average outstanding borrowings increased to $50.7 million in 2008 compared to $27.9 million in 2007 as borrowed funds were utilized to repurchase the Company's stock and fund loan originations and investments. The average cost of the Company's borrowings decreased to 3.04% in 2008 from 4.68% in 2007. Deposit account interest expense decreased $150,000 to $3.3 million in 2008 from $3.5 million in 2007. Average balances of deposit accounts increased by $5.6 million, or 3.3%, over 2007 levels of $170.9 million, as the cost of these funds decreased to 1.89% in 2008 from 2.04% in 2007. The decrease in yields earned on assets and the cost of funds is consistent with decreases in underlying market rates over the past year.

The Company recorded a provision for loan losses in 2008 of $300,000, as compared to $50,000 in 2007. During 2008, the Company experienced a higher level of charge-offs than in the previous year. The asset quality of the overall loan portfolio has remained stable. The allowance for loan losses as a percentage of total loans was 0.64% at December 31, 2008 compared to 0.68% at December 31, 2007. This ratio is considered appropriate due to the $21.6 million increase in the Company's well-collateralized residential mortgage portfolio over the past year. The allowance for loan losses as a percentage of non-performing loans was 152.1% at December 31, 2008, as compared to 190.4% at the previous year end. The increase in non-performing loans is primarily due to the inclusion of a large collateralized commercial credit.

Total non-interest income decreased $219,000 for the year ended December 31, 2008 compared to the prior year. During the fourth quarter of 2008, in relation to declines in global investment markets, the Company recognized a write-down of $265,000 on its investment in a large blue chip mutual fund, due to impairment that was determined to be "other than temporary" under generally accepted accounting principles. This charge reduced fourth quarter and year to date net earnings by $162,000, or $0.02 per diluted share. After the write-down to fair market value, this investment is valued at $472,000. As this investment is classified as an available for sale security, stockholder's equity had already been reduced by the amount of the unrealized loss, net of taxes. The "other than temporary" write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security may increase or decrease on a going forward basis. Service charges and other non-interest income increased by $57,000, or 2.6%, over the prior year due to higher fee revenue earned. In 2007, the Company realized a gain on securities sales of $11,000; no securities were sold in 2008.

Non-interest expense decreased by $162,000, or 1.5% to $10.4 million in 2008 compared to $10.6 million in the prior year, primarily due to a decrease in stock based compensation and benefits and a decrease in professional services. The decrease in 2008 tax expense is attributable to lower pre-tax income levels and an increase in positive permanent tax benefits.

For the three month period ended December 31, 2008, the Company recorded net income of $610,000 or $0.09 per diluted share compared to $666,000, or $0.09 per diluted share for the same period in 2007. The decrease in quarterly earnings was attributable to a $150,000 increase in the loan loss provision and the aforementioned securities impairment charge of $265,000. Partially offsetting the foregoing was a $57,000 increase in net interest income before the provision for loan losses, a $286,000 reduction in fourth quarter non-interest expense and a $41,000 decrease in income tax expense. Fourth quarter 2008 diluted earnings per share benefited from a reduction in average outstanding shares from 7,461,986 in the same period of 2007 to 6,752,601, resulting from the Company's 2007 and 2008 stock repurchase programs.

Net interest income increased to $3.3 million for the quarter ended December 31, 2008, an increase of $57,000 or 1.7% from the three months ended December 31, 2007. Fourth quarter interest income decreased by $104,000 or 2.2% to $4.5 million compared to $4.6 million in the fourth quarter of 2007. The decrease in interest income is attributable to a decrease in yields on earning assets to 5.86% for the fourth quarter of 2008 compared to 6.48% in the same period of 2007. This was partially offset by an increase in the balance of average earning assets to $307.7 million in the fourth quarter of 2008 from $285.0 million in the last quarter of 2007. Interest expense decreased by $162,000, or 12.0%, to $1.2 million compared to $1.4 million in the same quarter of 2007. This decrease is due to decreases in rates paid on deposits and borrowings, consistent with current market interest rates. Partially offsetting the rate decreases, average deposit balances increased to $176.8 million in the fourth quarter of 2008 from $171.7 million in the same period of 2007, while average borrowings for the 2008 fourth quarter rose to $63.2 million from $37.4 million in the same quarter of 2007 to provide funding for the Company's 2008 stock repurchases and loan originations. The average rate paid on borrowings decreased to 2.60% in the fourth quarter of 2008 from 4.46% in the same quarter of 2007 while the average rate paid on deposits decreased to 1.89% from 2.04%, respectively.

The Company recorded a $200,000 provision for loan losses in the fourth quarter of 2008, as compared to a provision of $50,000 in the same period of 2007. This provision was deemed appropriate to account for fourth quarter charge-offs of $148,000, as well as growth of the loan portfolio.

Total non-interest income declined $291,000 from $535,000 for the quarter ended December 31, 2007 to $244,000 for the quarter ended December 31, 2008. As discussed above, the Company recorded a pre-tax impairment charge of $265,000 to recognize an other than temporary decline in the market value of an equity security. Service charges and other income recorded in the fourth quarter of 2008 decreased by $26,000 from the same period of 2007.

Fourth quarter non-interest expense decreased $286,000, or 10.1%, from 2007. The majority of the decrease is related to decreases in stock based compensation and benefits. Income tax expense for the fourth quarter of 2008 was $239,000 compared to $280,000 in the same period of 2007.

Total assets increased to $337.9 million at December 31, 2008 compared to $318.1 million at December 31, 2007. Net loans increased by $17.5 million to $298.5 million at December 31, 2008 from $281.0 million at December 31, 2007 due to growth in the Company's residential mortgage portfolio. Deposit balances increased by $2.9 million or 1.4% throughout 2008. During 2008, the Company repurchased 731,750 shares of its common stock at a cost of $8.2 million.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Despite the challenging operating environment for financial institutions in 2008, our Company was again able to produce another strong year of earnings while maintaining sound asset quality and serving the banking needs of our customers. We remain confident that we have sufficient capital to continue to respond to our customers needs and pursue profitable business growth. "

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company's common stock in the amount of 8.5 cents ($0.085) per share. The dividend is payable on February 20, 2009 to stockholders of record at the close of business on February 6, 2009.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

                           Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                                         As of
                                                   -------------------
                                                   Dec. 30,   Dec. 31,
                                                     2008       2007
                                                   --------   --------

 Selected Financial Condition Data:
 Total assets                                      $337,886   $318,131
 Loans, net                                         298,453    281,042
 Securities                                           8,588      6,165
 Cash and cash equivalents                            9,579      8,018
 Total deposits                                     205,932    203,032
 Borrowings                                          66,324     40,333
 Total shareholders' equity                          60,344     69,037
 Allowance for loan losses                            1,936      1,910
 Non-performing loans                                 1,273      1,003
 Non-performing assets                                1,604      1,100

                                 For the three         For the twelve
                                 months ended          months ended
                                 December 31,          December 31,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------

 Selected Operating Data:
 Interest  income            $  4,538   $  4,642   $ 17,954   $ 17,919
 Interest expense               1,190      1,351      4,887      4,798
                             --------   --------   --------   --------
 Net interest  income           3,348      3,291     13,067     13,121
 Provision for loan losses        200         50        300         50
                             --------   --------   --------   --------
 Net interest income after
  provision for loan losses     3,148      3,241     12,767     13,071
 Non-interest income:
 Service charges and other
  income                          509        535      2,209      2,152
 Net (loss) gain on
  securities                     (265)        --       (265)        11
                             --------   --------   --------   --------
 Total non-interest income        244        535      1,944      2,163
 Non-interest expense           2,543      2,830     10,410     10,572
                             --------   --------   --------   --------
 Income before income taxes       849        946      4,301      4,662
 Income tax expense               239        280      1,396      1,608

 Net income                  $    610   $    666   $  2,905   $  3,054
                             ========   ========   ========   ========

                           Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                 For the three         For the twelve
                                 months ended          months ended
                                 December 31,          December 31,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------
 Selected Financial Ratios
  and Other Data:

 Performance Ratios:
 Basic earnings per share       $0.09      $0.09      $0.42      $0.40
 Diluted earnings per share     $0.09      $0.09      $0.42      $0.39
 Return on average assets       0.72%      0.84%      0.89%      1.00%
 Return on average equity       3.86%      3.77%      4.47%      4.14%
 Net interest rate spread  1    3.89%      3.93%      3.90%      4.06%
 Net interest margin       1    4.32%      4.61%      4.40%      4.74%
 Non-interest expense to
  average assets                2.99%      3.59%      3.18%      3.45%
 Efficiency ratio          1   65.86%     73.75%     68.04%     68.99%
 Average interest-earning
  assets to average
  interest-bearing
  liabilities                 128.22%    135.95%    130.86%    139.84%

                                                          As of
                                                   -------------------
                                                   Dec. 31,   Dec. 31,
                                                   --------   --------
                                                     2008       2007
                                                   --------   --------
 Equity Ratios:
 Equity to assets                                    17.86%     21.70%
 Book value per share                                 $8.55      $8.86

 Asset Quality Ratios:
 Nonperforming loans as
  percent of loans                                    0.42%      0.35%
 Nonperforming assets as
  percent of total assets                             0.47%      0.35%
 Allowance for loan losses
  as a percent of loans                               0.64%      0.68%
 Allowance for loan losses
  as a percent of
  non-performing loans                               152.1%     190.4%
 Notes:
 1. Includes tax equivalent
    adjustment for the Company's
    tax-exempt  municipal
    securities.

CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and
           Chief Financial Officer
          (315) 336-7300